UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2017

Floor & Decor Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38070	27-3730271
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2233 Lake Park Drive Smyrna, GA	30080
(Address of principal executive offices)	(Zip Code)

(404) 471-1634

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b—2 of the Securities Exchange Act of 1934 (§ 240.12b—2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events.

On November 22, 2017, subsidiaries of Floor & Decor Holdings, Inc. (together with its consolidated subsidiaries, the “Company”) entered into an amendment (the “Repricing Amendment”) to the credit agreement governing the Company’s senior secured term loan facility maturing on September 30, 2023 (the “Term Loan Facility”).  The aggregate principal amount of loans outstanding under the Term Loan Facility on the date of the Repricing Amendment was approximately $152.5 million.  The Repricing Amendment reduced the margins applicable to the Term Loan Facility (x) in the case of base rate loans, from 2.00% per annum (due to operation of a leverage-based step-down from 2.50%) to 1.75% per annum (subject to a ratings based step-down to 1.50%), and (y) in the case of LIBOR loans, from 3.00% per annum (due to operation of a leverage-based step-down from 3.50%) to 2.75% per annum (subject to a ratings based step-down to 2.50%) (subject to a 1.00% floor on LIBOR loans).  The amount and terms of the Term Loan Facility were otherwise unchanged.

This Repricing Amendment did not impact the outstanding principal balance or maturity date or any material terms of the Company’s $200.0 million revolving credit facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOOR & DECOR HOLDINGS, INC.

Date: November 27, 2017	By:	/s/ David V. Christopherson
	Name:	David V. Christopherson
	Title:	Senior Vice President, Secretary and General Counsel